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                         TRICORD CREATES "OFFICE OF THE CEO"


PLYMOUTH, MN (May 14, 1999)   Tricord Systems, Inc. today announced that Rod
Canion, Tricord investor and computer industry pioneer, has assumed an active management role in the Company. Effective today, Canion will join Chairman and CEO John Mitcham in the newly-created Office of the CEO to assist the company as it accelerates development and marketing efforts to introduce new products into the rapidly-growing storage arena.

"Rod has been consulting with the Company on our business and product strategy for the past several months," said John Mitcham. "Tricord is essentially a 'public start-up' and Rod brings experience and knowledge that directly apply. We have a longstanding relationship built on mutual trust and respect, and I believe that together we can lead the Tricord team to success," concluded Mitcham.

"Tricord has made great progress in recent months to pinpoint customer needs and develop advanced, innovative technology to address the exploding demand for storage," Canion said. "I have gotten to know the team during this time and have a high degree of confidence in the leadership we have in place. We have targeted a specific market segment that can significantly benefit from our technology and have begun to develop products to meet the needs of those customers," he added.

TRICORD SYSTEMS, INC. is a developer of innovative, storage technologies for customers seeking convenient, cost-effective solutions for data storage management. Tricord solutions are based on Tricord Storage Management Software
(TSMS) - high performance software that makes storage


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CEO, pg. 2


a shared network resource and is optimized for both current and emerging storage architectures. Tricord is based in Plymouth, MN USA. For more information, please call 1-800-TRICORD or 612-557-9005, or visit us at www.tricord.com.


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"Safe-Harbor'' Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated would be achieved, and actual results could differ materially. Factors, certain risks and uncertainties which could impact the Company's future results include, without limitation, the ability of Tricord to complete development and release commercially its storage management software products, the ability of Tricord to sign OEM partners, market acceptance of Tricord-enabled products, the ability of the Company to maintain its cost structure in accordance with its operating plan, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for fiscal 1998.

Tricord, Tricord Storage Management Software, TSMS, and Network Storage Made Simple are all trademarks, registered trademarks, or service marks of Tricord Systems, Inc. All other names mentioned are trademarks, registered trademarks, or service marks of their respective companies.



CORPORATE AND FINANCIAL CONTACT:
Liz Hersey
Tricord Systems, Inc.
612-551-6609

MEDIA CONTACT:
John Sweney
Brookwoods Media Group Inc.
713-688-2841